Exhibit 10.7

AMENDED AND RESTATED

6922767 HOLDING (CAYMAN) INC.

2011 MANAGEMENT EQUITY PLAN

1.	Purpose of the Plan

The purpose of the Plan (as defined below) is to promote the long-term success of the Company (as defined below) by providing equity-based incentive awards to eligible employees of the Company and its Affiliates (as defined below). The Plan is designed to provide eligible employees a proprietary interest in the Company and thereby encourage such employees to perform the duties of their employment to the best of their abilities and to devote their business time and efforts to increase the value of CHC (as defined below) and to facilitate a successful public offering or other disposition of the shares or other economic interests in CHC or one of its Affiliates. The Plan is also intended to assist the Company and its Affiliates in attracting and retaining individuals with superior experience and ability.

2.	Definitions

For purposes of the Plan, the following terms shall have the meanings set forth below:

(a)	409A Change of Control: shall mean a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation, in each case, within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder.

(b)	Account: shall mean the account maintained by the Company for each Participant in connection with the operation of the Plan to which RSUs, if any, awarded to the Participant under the Plan shall be credited.

(c)	Act: shall mean the Companies Law of the Cayman Islands (as revised).

(d)	Adjusted Equity Investment: shall mean, at any point in time, the product of (a) the Funds’ and the Investors’ average price paid per Ordinary A Share held by them multiplied by (b) the total number of Ordinary A Shares held by the Funds and the Investors, provided that the price paid per Ordinary A Share issued in connection with the acquisition of the Company in September, 2008 shall be deemed to be the Fair Value of the Ordinary B Shares on the initial effective date of the Plan (which, for greater certainty, shall be deemed to be U.S.$0.6515 per share).

(e)	Affiliate: shall mean with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common Control with, such Person and with respect to the Company shall include CHC and any joint venture in which the Company holds directly or indirectly a twenty-five percent (25%) or greater ownership interest.

(f)	Articles: shall mean the Memorandum and Articles of Association of the Company, as amended or substituted from time to time.

(g)	Award: shall mean an award of Options, RSUs or Restricted Shares granted to a Participant under the Plan.

(h)	Award Agreement: shall mean the instrument of grant relating to an Award.

(i)	Board: shall mean the Board of Directors of the Company.

(j)	Cause: shall mean a Participant’s Termination following (i) his or her wilful and continued failure to substantially perform the duties and responsibilities of his or her position; (ii) an act of gross negligence in the performance of the duties and responsibilities of his or her position; (iii) commission of any activity constituting a violation or breach under any material federal, provincial or local law or regulation applicable to the activities of the Company or an Affiliate; (iv) fraud, breach of fiduciary duty, dishonesty, misappropriation or other intentional material damage to the property or business of the Company or an Affiliate; or (v) admission or conviction of, any offence that, in the judgment of the Committee, adversely affects the Company’s or an Affiliate’s reputation or the Participant’s ability to carry out his or her responsibilities under his or her contract of employment.

(k)	Change in Control: shall mean the occurrence of any of the following events:

(i)	a transaction or series of transactions as a result of which there is direct or indirect acquisition, by a “person” or “group” of persons (as such terms are used in Rule 13d-3 under the Securities Exchange Act of 1934 as now and hereafter amended), other than the person or group of persons (or their respective Affiliates) who hold directly or indirectly at least 50% of the voting securities of CHC on the effective date of the Plan, acting jointly or in concert, of voting securities of CHC that when taken together with any voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 50% or more of the outstanding voting securities of CHC;

(ii)	the consummation of a merger, amalgamation, consolidation, reorganization or other business combination after which the present direct or indirect holders of voting securities of CHC (or their respective Affiliates) do not collectively own 50% or more of the voting securities of the entity surviving such merger, amalgamation, consolidation, reorganization or other business combination;

(iii)	there is a sale, transfer or other disposition of all or substantially all of the assets of CHC; or

(iv)	there is a liquidation, dissolution or winding-up of CHC,

but does not include any broad public offering of securities of CHC or any transaction, including a dissolution or wind up whereby the assets of CHC remain with an Affiliate or subsidiary of CHC, that may occur between CHC, any Affiliate or subsidiary of CHC or, as applicable, any person associated with CHC or any Affiliate or subsidiary of CHC, which, but for such relationship the transaction would otherwise constitute a Change of Control hereunder.

(l)	CHC: shall mean CHC Helicopter S.A., a corporation existing under the laws of Luxembourg or any entity which is a successor to all or a majority of the assets, business or operations of CHC.

(m)	Code: shall mean the United States Internal Revenue Code of 1986, as amended.

(n)	Committee: shall mean the Board or any person or persons designated by the Board to administer the Plan.

(o)	Company: shall mean 6922767 Holding (Cayman) Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands.

(p)	Competitor: shall mean any Person managing, carrying on or engaging in a business of supplying any global, national or local helicopter services including flight operations and repair, maintenance and overhaul services.

(q)	Confidential Information: has the meaning given to that term in Section 16 hereof.

(r)	Control: shall mean, with respect to any Person, the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise and the term controlling and controlled shall have the same corresponding meaning.

(s)	Date of Termination: shall mean the date on which a Participant’s employment is Terminated for the purposes of the Plan and in the case of a Participant who does not return to active employment (as provided in Section 2(ww) of the Plan) immediately following a period of absence due to vacation, temporary illness or authorized leave of absence, the last day of such period of absence.

(t)	Disability: shall mean a physical or mental disability such that the Participant is substantially unable to perform those duties that the Participant would otherwise be expected to perform and the non-performance of such duties has continued for any one hundred and twenty (120) consecutive days or one hundred and eighty (180) non-consecutive days in any twelve (12) consecutive months.

(u)	Effective Date: shall mean the date specified in the Award Agreement as of which an Award shall take effect, provided that the Effective Date shall not be a date prior to the date the Committee determines an Award shall be made and, unless otherwise specified by the Committee, the Effective Date will be the date the Committee determines an Award shall be made.

(v)	Equity Investment: shall mean, at any point in time, the product of (a) the Funds’ and the Investors’ average price paid per Ordinary A Share held by them multiplied by (b) the total number of Ordinary A Shares held by the Funds and the Investors.

(w)	Exercise Price: shall mean the purchase price per Ordinary B Share of an Option, as determined pursuant to Section 6 hereof.

(x)	Exit Event: shall mean (i) an initial public offering or any subsequent public offering of the equity of CHC or an Affiliate thereof, or (ii) any merger, consolidation, sale of interests, sale of assets or other similar transaction in respect of the Company (or an Affiliate thereof) outside the ordinary course of business where the Company receives cash proceeds.

(y)	Exit Value: on a given Exit Event shall be equal to the aggregate value of cash or other proceeds received by holders of Ordinary A Shares upon such Exit Event and all Exit Events preceding such Exit Event (in each case, with the value including any proceeds received in kind determined as of the date of receipt).

(z)	Fair Value: shall mean the fair value of an Ordinary B Share, in the context of the sale of the Company as a whole, based on the most recent independent third party valuation of the Company (that shall take place at least annually), such valuation to be undertaken in a manner consistent with the assumption that the Company is a public company, assuming no minority discount and a cash price between a willing buyer and willing seller both with knowledge of the relevant facts and under no compulsion to buy or sell.

(aa)	Final Exit Event: shall mean the Exit Event following which the Funds and the Investors no longer retain any direct or indirect participating equity interest in CHC.

(bb)	FR XI Fund: shall mean First Reserve Fund XI, L.P. or an alternate investment or parallel vehicle thereof.

(cc)	FR XII Fund: shall mean First Reserve Fund XII, L.P. or an alternate investment or parallel vehicle thereof.

(dd)	Funds: shall mean the FR XI Fund and the FR XII Fund.

(ee)	Funds’ Investment: shall mean, at any point in time, the product of (a) the Funds’ average price paid per Ordinary A Share held by them multiplied by (b) the total number of Ordinary A Shares held by the Funds.

(ff)	Investors: shall mean all holders of Ordinary A Shares immediately prior to the Final Exit Event, other than the Funds.

(gg)	Management Shareholders’ Agreement: shall mean the shareholders’ agreement among the Company and each holder of Ordinary B Shares issued upon exercise of an Option, as amended from time to time.

(hh)	Option: shall mean an option to purchase an Ordinary B Share, granted in accordance with Section 6 hereof.

(ii)	Ordinary Share(s): shall mean the Ordinary A Shares and the Ordinary B Shares in the capital of the Company.

(jj)	Ordinary A Shares: shall mean the voting ordinary A shares in the capital of the Company.

(kk)	Ordinary B Shares: shall mean the non-voting ordinary B shares in the capital of the Company.

(ll)	Participant(s): shall mean an employee, director or consultant of the Company or one of its Affiliates who is selected by the Committee to participate in the Plan.

(mm)	Performance Option: shall mean an Option which is subject to performance vesting criteria.

(nn)	Person: shall mean any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(oo)	Plan: shall mean this Amended and Restated 6922767 Holding (Cayman) Inc. 2011 Management Equity Plan, as set forth herein and as the same may be amended and in effect from time to time.

(pp)	Restricted Business: has the meaning given to that term in Section 16 hereof.

(qq)	Restricted Customer: has the meaning given to that term in Section 16 hereof.

(rr)	Restricted Date: has the meaning given to that term in Section 16 hereof.

(ss)	Restricted Employee: has the meaning given to that term in Section 16 hereof.

(tt)	Restricted Shares: shall mean contractually restricted Ordinary B Shares, granted in accordance with Section 8 hereof.

(uu)

Retirement: shall mean a Participant’s Termination (including at the end of a period of Disability, if applicable) in accordance with whichever of the following clauses is applicable: (i) the Participant’s Termination after having satisfied all eligibility and other requirements under any special pension arrangement applicable to the Participant to qualify for immediate commencement of retirement benefits in accordance with the provisions of such special pension arrangement, in the case of a Participant who is party to a special pension arrangement with the Company or an Affiliate that employs the Participant; (ii) the Participant’s Termination after having completed both twenty (20) full years of service with the Company or an Affiliate and six (6) full years of service with the Company or an Affiliate following September 16, 2008 and, in addition, having satisfied all eligibility and other requirements under the pension or retirement plan of the Company or an Affiliate that employs the Participant to qualify for immediate commencement of early or normal retirement benefits in accordance with the provisions of such pension or retirement plan, in the case of a Participant employed by a Company or an Affiliate that maintains a pension or retirement plan, other than a Participant party to a special pension arrangement subject to clause (i); or (iii) in the case of any other Participant, as determined by the Committee.

(vv)	RSU: shall mean a restricted share unit, granted in accordance with Section 7 hereof.

(ww)	Settlement Date: shall mean the earlier to occur of (i) the fifth (5th) anniversary of the Effective Date and (ii) the date of a Change in Control which also satisfies the definition of a 409A Change of Control. Notwithstanding anything herein to the contrary, in the event that no Change in Control occurs prior to the fourth (4th) anniversary of the Effective Date, the Company may, but is not required to, in its sole discretion and without requirement to obtain the consent of any Participant, elect to postpone the Settlement Date to the earlier to occur of (x) a 409A Change in Control or (y) a specified date (as determined by the company in its sole and absolute discretion) which shall be no earlier than the tenth (10th) anniversary of the Effective Date, provided that any such election shall be made no later than twelve (12) months before the fifth (5th) anniversary of the Effective Date and will not take effect until at least twelve (12) months after the election is made. If the Company makes an election to postpone the Settlement Date, the Company shall notify Participants of the election.

(xx)	Termination or Terminated: (or any derivative thereof) shall mean the termination of a Participant’s active employment with the Company or an Affiliate of the Company (other than in connection with the Participant’s transfer to employment with any other Affiliate of the Company or a period of vacation, temporary illness or authorized leave of absence), whether such termination is lawful or otherwise, and, for purposes of the Plan, active employment does not mean any statutory or common law severance period or any period of reasonable notice that the Company or an Affiliate of the Company may be required to provide to the Participant under applicable law.

(yy)	Termination Without Cause: (or any derivative thereof) shall mean a Participant’s Termination, whether voluntary or involuntary, from or by the Company or Affiliate that employs the Participant for any reason other than Cause or due to the Participant’s Retirement.

(zz)	Time and Performance Option: shall mean an Option which is subject to time-vesting criteria and can be exercised only upon the satisfaction of certain performance criteria.

3.	Administration

(a)

Administration and Powers of the Committee. The Plan shall be administered by the Committee. Subject to Section 12 of the Plan, the Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions) under or with respect to the Award. Without limiting the generality of the foregoing, the Committee shall require as a condition for the grant of an Award that the Participant enter into and agree to be bound by the Management Shareholders’ Agreement.

(b)	Liability Limitation. No member of the Committee or the Board shall be liable for any action or determination made in good faith pursuant to the Plan or any Award Agreement. To the fullest extent permitted by law, the Company shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Committee or is or was a member of the Board.

(c)	Delegation and Administration. The Committee may, in its discretion, delegate such of its powers, rights and duties under the Plan, in whole or in part, to such committee, Person or Persons as it may determine, from time to time, on terms and conditions as it may determine, subject to the terms of the Articles. The Committee may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it, subject to the exception of the immediately preceding sentence hereof and subject to the terms of the Articles.

4.	Shares Subject to the Plan

(a)	Source of Ordinary B Shares. Shares delivered to Participants in connection with the grant of Restricted Shares or the exercise or settlement of Options or RSUs, as applicable, will be authorized Ordinary B Shares and will be newly issued at such time.

5.	Terms of Awards in General

(a)	Instrument of Grant. Each Award granted under the Plan shall be evidenced by an Award Agreement, in such form or forms as the Committee shall approve from time to time, which shall set forth such terms and conditions consistent with the terms of the Plan as the Committee may determine. Each Award Agreement shall set forth, at a minimum, the type and Effective Date of the Award evidenced thereby, and the number and type of Options, RSUs or Restricted Shares subject to such Award, and may specify such other terms and conditions consistent with the terms of the Plan as the Committee shall determine or as shall be required under any other provision of the Plan. References in the Plan to an Award Agreement shall include any supplements or amendments thereto.

(b)	Vesting and Other Conditions. Subject to the terms of the Plan and the Articles, the Committee shall determine any and all conditions to the vesting of all and/or any portion of Awards and all other conditions relating to the exercise or settlement of an Award and shall specify the material terms thereof in the applicable Award Agreement. Vesting of an Award, or portion thereof, may be conditioned upon passage of time, continued employment, satisfaction of performance criteria or other criteria, or any combination of the foregoing, as determined by the Committee.

6.	Terms and Conditions of Options

(a)	General. The Committee may from time to time grant non-assignable options to each Participant to purchase Ordinary B Shares on such terms and conditions, consistent with the Plan, as the Committee shall determine. No payment by a Participant to the Company shall be required or made on the grant of an Option. The instrument of grant evidencing an Award of Options shall specify the Exercise Price for each Ordinary B Share subject to such Option and the vesting criteria and maximum term of such Option.

(b)	Exercise Price. The exercise (i.e., purchase) price for the issue of each Ordinary B Share issuable under any Option will be determined by the Committee, but in any event, will be no less than the Fair Value per Ordinary B Share on the date of grant (provided that, in all circumstances, the Exercise Price under any Option shall be no less than the par value per Ordinary B Share). The Exercise Price shall be stated and payable in the currency specified in the instrument of grant relating to such Option.

(c)	Vesting and Exercise Requirements.

(i)	Time and Performance Options. Unless otherwise specified in the Award Agreement, Time and Performance Options shall, subject to the Participant’s continued employment with the Company or an Affiliate, vest as set out below upon the satisfaction of time-based vesting criteria, but shall be exercisable only in the event of an Exit Event or Final Exit Event, as the case may be, which results in an Exit Value equal to or in excess of the Equity Investment, as at the time of the applicable Exit Event or Final Exit Event. Specifically, Time and Performance Options will vest as follows:

A.	one-quarter ( 1⁄4) of the Time and Performance Options will vest on the date of the first (1st) anniversary of the Effective Date;

B.	one-quarter ( 1⁄4) of the Time and Performance Options will vest on the date of the second (2nd) anniversary of the Effective Date;

C.	one-quarter ( 1⁄4) of the Time and Performance Options will vest on the date of the third (3rd) anniversary of the Effective Date; and

D.	one-quarter ( 1⁄4) of the Time and Performance Options will vest on the date of the fourth (4th) anniversary of the Effective Date.

Notwithstanding the foregoing, all unvested Time and Performance Options shall also vest immediately in the event of the Funds and the Investors receiving aggregate distributions from the Company in an amount equal to the Equity Investment, or immediately prior to a Change in Control. For greater certainty, however, no vested Time and Performance Option may be exercised unless such exercise is predated by or occurs in conjunction with an Exit Event or Final Exit Event, as the case may be, which results in an Exit Value equal to or in excess of the Equity Investment, as at the time of the applicable Exit Event or Final Exit Event.

(ii)	Performance Options. Unless otherwise specified in the Award Agreement, Performance Options shall, subject to the Participant’s continued employment with the Company or an Affiliate, vest and be capable of exercise as set out below upon the satisfaction of the prescribed performance criteria:

A.	one-third ( 1⁄3) of the Performance Options shall vest upon the first occurrence of an Exit Event or Final Exit Event which results in an Exit Value equal to or in excess of the Equity Investment, as at the time of the applicable Exit Event or Final Exit Event;

B.	one-third ( 1⁄3) of the Performance Options shall vest upon the first occurrence of an Exit Event or Final Exit Event which results in an Exit Value equal to or in excess of 2.0 times the Adjusted Equity Investment, as at the time of the applicable Exit Event or Final Exit Event; and

C.	one-third ( 1⁄3) of the Performance Options shall vest upon the first occurrence of an Exit Event or Final Exit Event which results in an Exit Value equal to or in excess of 2.5 times the Adjusted Equity Investment, as at the time of the applicable Exit Event or Final Exit Event.

For greater certainty, each of the tranches of Performance Options described in clauses A, B and C of this paragraph 6(c)(ii) may vest concurrently with or independent of the other two tranches, depending on the Exit Value on the relevant Exit Event or Final Exit Event; however, a tranche of Performance Options described in clauses A, B and C of this paragraph 6(c)(ii) may only vest a single time. For example, upon an Exit Event which results in the vesting of Performance Options pursuant to clause A of this paragraph 6(c)(ii), any subsequent Exit Events or Final Exit Event shall result in additional vesting of Performance Options only if the Exit Value performance thresholds identified in clauses B and/or C of this paragraph 6(c)(ii) are achieved.

(d)	Exercise of Vested Options.

(i)	Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Ordinary B Shares for which it is then exercisable.

(ii)	Except as otherwise provided in an Award Agreement, the Participant may exercise Options by delivering to the Committee a written notice specifying and subscribing for the number of Ordinary B Shares the Participant wishes to purchase pursuant to such Options, accompanied by a certified cheque or bank draft payable to the Company in the amount of the aggregate of (i) the aggregate Exercise Price for such number of Ordinary B Shares and (ii) an amount as security for any tax withholding or remittance obligations of the Participant, the Company or an Affiliate arising under applicable law, and where the Participant has not already done so, the Participant has executed such documentation (as specified by the Committee) agreeing to be bound by the Management Shareholders’ Agreement.

(iii)	For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Committee and, if applicable, the date payment is received by the Committee pursuant to the foregoing.

(iv)	An Ordinary B Share issued pursuant to the exercise of an Option will be subject to the terms of the Articles.

(e)	Exercise Period. Unless the Committee provides on or before the Effective Date for a shorter exercise period in the Award Agreement relating to an Option and subject to Section 9 hereof, all or any part of the Options covered by an Award shall be exercisable, from time to time, within the period commencing on the date such Option becomes vested and exercisable and ending on the earlier of (i) the occurrence of the Final Exit Event, and (ii) the tenth (10th) anniversary of the Effective Date. For greater certainty, should an Option become exercisable upon the occurrence of the Final Exit Event, the Participant shall be given the opportunity to exercise the Option in conjunction with the Final Exit Event.

(f)	Failure to Vest. For greater certainty, a Participant shall have no right to receive Ordinary B Shares or a cash payment, as compensation, damages or otherwise, with respect to any Options that do not become vested.

7.	RSU Awards

(a)

General. The Committee may from time to time grant RSUs to Participants in such number and on such terms and conditions consistent with the Plan, as the Committee shall determine. Except as otherwise provided in an Award Agreement, each RSU shall be credited by means of a bookkeeping entry to a Participant’s Account which represents the right to receive, subject to Section 9, an Ordinary B Share on the Settlement Date, pursuant to the terms of the Plan and the Award Agreement. Except as otherwise provided in an Award

Agreement, subject to Section 9, RSUs shall be settled on the Settlement Date through the issuance of the requisite number of Ordinary B Shares from those Ordinary B Shares reserved for such purpose and such shares shall be and shall be treated as issued on a fully paid basis. Prior to settlement, a RSU shall confer no right on a Participant to receive dividends or vote Ordinary B Shares.

(b)	Dividends. Except as otherwise provided in an Award Agreement, in the event of a cash dividend paid by the Company in respect of the Ordinary B Shares as of a record date occurring during the period from the date of grant of an RSU to the Settlement Date, a number of additional RSUs shall be granted to a Participant who is party to such an Award equal to the greatest number of whole Ordinary B Shares having a Fair Value, as of the payment date for such dividend, equal to the product of (i) the cash dividend paid with respect to an Ordinary B Share multiplied by (ii) the number of RSUs subject to such Award as of the record date for the dividend. The additional RSUs shall be subject to the same terms and conditions, including forfeiture and settlement terms, as the corresponding RSUs.

(c)	Withholding. For greater certainty, Section 17(b) shall apply in connection with the grant and settlement of RSUs pursuant to this Section 7.

8.	Restricted Shares.

(a)	General. The Committee may from time to time grant Restricted Shares to Participants in such number and on such terms and conditions consistent with the Plan, as the Committee shall determine.

(b)	Withholding. For greater certainty, Section 17(b) shall apply in connection with the vesting of Restricted Shares pursuant to this Section 8.

9.	Consequences of Termination.

(a)	Options. Except as otherwise provided in an Award Agreement or determined by the Board, where a Participant is Terminated, Options held by the Participant on the Date of Termination shall be exercisable or cancelled, as applicable, in accordance with this Section 9(a):

(i)	If a Participant is Terminated for any reason, unvested Options held by such Participant shall be cancelled as of such Date of Termination.

(ii)	If the Participant (1) is Terminated for Cause or (2) is Terminated Without Cause or Terminates due to Retirement prior to a Change in Control (where, in the case of clause (2), such Participant is employed by, contracts or consults with a Competitor of the Company or any of its Affiliates at any time during the one (1) year period following the Date of Termination), vested Options held by such Participant shall be cancelled effective as of the Date of Termination.

(iii)

If the Participant Terminates due to Disability or because of death, the Participant (or, in the case of the death of the Participant, the Participant’s legal representative or estate) will have the right to surrender to the

Company all Options granted to the Participant which have vested as of such Date of Termination for a cash amount equal to the excess of the Fair Value of the Ordinary B Shares as of such date underlying such Options over the aggregate Exercise Price for such Options.

(b)	RSUs. Except as otherwise provided in an Award Agreement, where a Participant is Terminated, RSUs held by the Participant on the Date of Termination may be redeemed by the Company in accordance with this Section 9(b):

(i)	If the Participant Terminates for any reason other than for Cause or death, RSUs shall remain credited to his or her Account and shall be settled on the Settlement Date.

(ii)	If the Participant Terminates because of death, the Company shall settle all RSUs credited to his or her Account as soon as practical (but in no event later than the later of (x) December 31 of the calendar year in which the death occurs and (y) the fifteenth (15th) day of the third (3rd) month following the date of death) by making delivery of the applicable number of Ordinary B Shares to the Participant’s legal representative or estate, and such shares shall be and shall be treated as issued on a fully paid basis.

(iii)	If the Participant is Terminated for Cause, all RSUs credited to his or her Account shall be forfeited and cancelled, and the Participant shall receive no compensation for such forfeiture and cancellation.

10.	Nontransferability of Awards/Transferability

Unless otherwise determined by the Committee in writing or as provided in the Management Shareholders’ Agreement or in any securities pledge agreement in favour of the Company or an Affiliate of the Company, and otherwise than by will or by the laws of descent and distribution, no Award under the Plan shall be given as security or assigned or alienated by any Person nor shall any Award be subject to attachment, charge, anticipation, execution, garnishment, sequestration or other seizure under any legal or other process.

11.	Adjustments Upon Certain Events

(a)

No Corporate Action Restriction. The existence of the Plan and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Company or the shareholders of the Company to make, authorize or determine (i) any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, (ii) any amalgamation, combination, merger, consolidation or change in ownership involving the Company, (iii) any creation or issue of bonds, debentures, Ordinary Shares or other securities of the Company or to determine the rights and conditions attaching thereto, (iv) any dissolution or liquidation of the Company, (v) any sale or transfer of all or any part of the Company’s assets or business, (vi) any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to herein would have an adverse effect on the

Plan or any Award granted thereunder or hereunder. No Participant or any other Person shall have any claim against any member of the Board or the Committee, or the Company, or any Affiliate or any employees, officers or agents of the Company or an Affiliate as a result of any such action.

(b)	Recapitalization Adjustment. Should the Company effect a subdivision, consolidation or redemption of Ordinary Shares, or should there be any distribution or dividend in connection with Ordinary Shares outside the ordinary course that would warrant the replacement or amendment of any existing Options, RSUs or Restricted Shares, in order to adjust: (i) the number of Restricted Shares, the number of Ordinary B Shares that may be acquired on the exercise of any outstanding Options or the redemption of outstanding RSUs; and/or (ii) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Participants, the Board shall authorize such steps to be taken as may be equitable and appropriate to that end including, to the extent practicable, an exchange of Options for new Options which qualifies for rollover treatment under subsection 7(1.4) of the Income Tax Act (Canada), as amended from time to time.

12.	Amendments, Termination and Compliance

The Board may amend, alter or discontinue the Plan or any then outstanding Award granted under the Plan or its related Award Agreement, but no amendment, alteration or discontinuation shall be made, without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of applicable laws.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, the Plan and Awards made hereunder shall be interpreted in accordance with Section 409A of the Code and United States Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the initial effective date of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (x) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (y) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code.

13.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

14.	Regulatory Approval and Applicable Laws

Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued any Ordinary B Shares or cause to be issued and delivered any certificates evidencing Ordinary B Shares pursuant to the Plan, unless and until the Company is advised by its legal counsel that the issuance and delivery of the Ordinary B Shares and such Ordinary B Share certificates is in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities in Canada, Norway, the United Kingdom, the United States, the Cayman Islands and any other applicable jurisdiction. The Company shall in no event be obligated to take any action in order to cause the issuance or delivery of Ordinary B Shares or such certificates to comply with any such laws, regulations, rules, orders or requirements. The Committee may require, as a condition of the issuance and delivery of such Ordinary B Shares or certificates and in order to ensure compliance with such laws, regulations, rules, orders and requirements, that the Participant, or any permitted transferee of the Participant under Section 9(b) hereof or, after his or her death, the Participant’s estate or legal representatives, make such covenants, agreements and representations as the Committee deems necessary or desirable.

15.	No Additional Rights

No Person shall have any claim or right to be granted Awards under the Plan, and the grant of any Awards under the Plan shall not be construed as giving a Participant any right to continue in the employment of the Company or any Affiliate or to continue as a member of the Board or the Board of Directors of any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of a Participant. Unless otherwise determined by the Committee, neither any period of notice, if any, nor any payment in lieu thereof upon termination of employment (whether lawful or unlawful), shall be considered as extending the period of active employment for the purposes of the Plan.

Each Participant waives any and all right to compensation or damages in consequence of termination of employment (whether lawfully or unlawfully) or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights under any Award, including for greater certainty any right to receive any Ordinary B Shares under the Plan.

16.	Confidential Information, Covenant Not to Compete/Not to Solicit

(a)	Except as provided in this Section 16(a), Sections 16(b), (c), (d) and (e) below apply to each Participant who receives or is granted an Award under the Plan. Sections 16(b), (c), (d) and (e) below do not apply to a Participant who is subject under a written employment agreement between the Participant and the Company or an Affiliate thereof to obligations or restrictions relating to confidential information, non-solicitation and non-competition that are set out in such employment agreement and such Participant remains bound by all of the provisions in the employment agreement including any provisions contained therein relating to confidential information, non-competition and non-solicitation.

(b)	In this Section 16 the following words and phrases shall have the following meanings:

(i)	“Restricted Business” means any business carried on by the Company or it Affiliates as of the Restriction Date with which the Participant was involved to a material extent at any time during the period of twelve (12) months ending on the Restriction Date.

(ii)	“Restricted Customer” means any Person who at any time during the period of twelve (12) months ending on the Restriction Date was a customer of, a client of, or otherwise in the habit of dealing with, the Company and its Affiliates and with whom or which the Participant dealt to a material extent or for whom or which the Participant was responsible on behalf of the Company or its Affiliates during that period.

(iii)	“Restriction Date” means the Participant’s Date of Termination.

(iv)	“Restricted Employee” means any individual who, at the Restriction Date was an employee of the Company or its Affiliates and who could materially damage the interest of the Company or any of its Affiliates if he became employed in any business concern in competition with any Restricted Business and with whom the Participant worked closely during the period of twelve (12) months ending on the Restriction Date.

(c)	In consideration of the Company granting an Award to the Participant under the Plan, the Participant hereby agrees effective as of the date hereof, that without the Company’s prior written consent, the Participant shall not, directly or indirectly, (i) at any time during or after the Participant’s employment with the Company or any Affiliate of the Company, disclose any Confidential Information pertaining to the business of the Company or any of its Affiliates (except when required to perform the Participant’s duties to the Company or one of its Affiliates, or required by law or judicial process) or disparage the Company or any of its Affiliates; or (ii) at any time during the Participant’s employment with the Company or its Affiliates and for a period of twelve (12) months following the Participant’s Restriction Date, directly or indirectly (A) act as a proprietor, director, officer, employee, consultant, or partner in any business concern which is in competition with the Restricted Business, or have an investment in any such business that represents more than ten percent (10%) of all investments in such business or hold securities in any such business that represents more than ten percent (10%) of ownership (in value or in voting power) of any such business, (B) solicit Restricted Customers of the Company or any of its Affiliates to terminate their relationship with the Company or any of its Affiliates or otherwise solicit Restricted Customers to compete for any Restricted Business or (C) solicit or offer employment to any Restricted Employee. If the Participant is bound by any other agreement with the Company or any of its Affiliates regarding the use or disclosure of Confidential Information, the provisions of this Section 16 shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information. “Confidential Information” shall mean all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents, or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing and other non-public, proprietary, and confidential information.

(d)	Notwithstanding Section 16(c) hereof, if at any time a court holds that the restrictions stated in such Section 16(c) hereof are unreasonable or otherwise unenforceable under circumstances then existing, the Company and the Participant agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. The Participant further recognizes the global nature of the Company’s and its Affiliates’ business. Because the Participant’s services are unique and because the Participant has had access to Confidential Information, the Company and the Participant agree that money damages will be an inadequate remedy for any breach of Section 16(c) hereof. In the event of a breach or threatened breach of Section 16(c) hereof, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favour, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

(e)	In the event that the Participant materially breaches any of the provisions of Section 16(c) hereof, in addition to all other remedies that may be available to the Company, the Participant shall be required to pay to the Company the lesser of (i) the aggregate of any amounts actually paid to the Participant by the Company in respect of any purchase, repurchase or redemption by the Company of any RSUs, Restricted Shares or Options held by the Participant pursuant to the Management Shareholders’ Agreement or the Plan, and (ii) an amount equal to the financial loss caused to the Company or any of its Affiliates by the Participant’s material breach. For purposes of this section, a material breach would be one or more breaches that cause, individually or in the aggregate, damages to the Company, an Affiliate, the FR XI Fund or the FR XII Fund in excess of US$50,000.

17.	Miscellaneous Provisions

(a)	No Shareholder Rights. Except as otherwise specifically provided in the Plan or any Award Agreement, no Participant shall have any rights whatsoever as a shareholder of the Company in respect of any Options issued or RSUs or Restricted Shares granted by the Company, including any right to vote or receive dividends, other than upon the lapse of restrictions on Restricted Shares or in connection with Ordinary B Shares issued by the Company in connection with the exercise of any Options or redemption of RSUs.

(b)

Withholding. The Company or any Affiliate may withhold from any amount payable to a Participant otherwise than under the Plan (excepting payments pursuant to Section 9(a)(iii) hereof), such amount as may be necessary so as to ensure that the Company and/or its Affiliate, as the case may be, will be able to comply with the applicable provisions of any federal, provincial, state, local or other territorial law relating to the withholding of tax or that any other required deductions. The Company and/or its Affiliate, as applicable, shall also have the right in its discretion to satisfy any such liability for withholding by selling as agent for the Participant or requiring the Participant to sell Ordinary B Shares which would otherwise be delivered to the Participant hereunder. The Company may require a Participant, as a condition to exercise of an Option or in connection with the grant or settlement of a RSU or the lapse of restrictions on Restricted Shares, to pay or reimburse the Company or an Affiliate for any such withholding related to the exercise or disposition of Options, the grant or settlement or other disposition of a RSU or the lapse of restrictions on Restricted Shares, to take such other actions as may be necessary in the opinion of the Company and/or any Affiliate to satisfy all obligations for the payment of such withholding taxes and other required source deductions.

(c)	Governing Law. The Plan, all Award Agreements and any other agreements or other documents relating to the Plan shall be interpreted and construed in accordance with the laws of the State of New York, United States of America. Any reference in the Plan, in any Award Agreement or in any other agreement or document relating to the Plan to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

(d)	Compliance with Laws of Other Jurisdictions. Awards may be granted to Participants who are citizens or residents of a jurisdiction other than Canada or the United States on such terms and conditions different from those under the Plan as may be determined by the Committee to be necessary or advisable to achieve the purposes of the Plan while also complying with applicable local laws, customs and tax practices, including any such terms and conditions as may be set forth in any supplement or appendix to the Plan intended to govern the terms of any such Award. In no event shall the eligibility, grant, exercise or settlement of an Award constitute a term of employment, or entitlement with respect to employment, of any employee.

(e)	Plan Subject to the Articles. The Plan is subject to the Articles. In the event of a conflict between any term or provision contained herein and a term or provision of the Articles, the applicable terms and provisions of the Articles will govern and prevail.

(f)	Currency. All references herein to currency shall, unless otherwise noted, be references to lawful currency of the United States, and all payments contemplated herein shall be made by cash, certified cheque or wire transfer of immediately available funds.

(g)	Construction and Interpretation

(i)	In this Plan, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require.

(ii)	The headings of all articles, sections and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan. References to “Article” “Section” or “Paragraph” mean an article, section or paragraph contained in the Plan unless expressly stated otherwise.

(iii)	In this Plan, “including” and “includes” mean including or includes, as the case may be, without limitation. The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular article, section, paragraph or other part hereof.

(iv)	Whenever the Committee or, where applicable, any delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Committee.

18.	Effective Date and Term of Plan

(a)	Effective Date of Plan. The Plan, and any amendments to the Plan, shall become effective upon its or their adoption by the Board. Subject to adoption by the Board, the initial effective date of the Plan shall be November 21, 2011.

(b)	Termination. The Plan shall terminate on the date determined by the Board pursuant to Section 12 hereof and no Awards may become effective under the Plan after the date of termination, but such termination shall not affect any Awards that became effective pursuant to the Plan prior to such termination. No Awards may be made after the tenth anniversary of the effective date of the Plan.

19.	Certificates

All certificates, if any, evidencing Ordinary B Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan or the Articles or the rules, regulations, and other requirements of any applicable governmental authority, any stock exchange or market upon which such securities are then listed, admitted or quoted, as applicable, and any applicable federal, state/provincial, territorial or any other applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

20.	Severability

If any provision of the Plan or part hereof is determined to be void or unenforceable all or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.